Exhibit 99.1

ONE Gas Announces CFO Retirement and Successor

November 2023

CONFIDENTIAL

Nov. 16, 2023	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Announces the Retirement of Chief Financial Officer and Names Successor

TULSA, Okla. – Nov. 16, 2023 – ONE Gas, Inc. (NYSE: OGS) today announced that after a 25-year career in finance and executive leadership, Caron A. Lawhorn has decided to retire as the Company’s chief financial officer effective Dec. 31, 2023. The ONE Gas Board of Directors has elected Christopher P. Sighinolfi, vice president of corporate development, investor relations and sustainability, to succeed Lawhorn as senior vice president and chief financial officer, effective January 1, 2024.

“Caron is a highly respected leader both inside and outside our company, using her expertise to help shape our strategy and maintain the financial strength and flexibility needed to create long-term value for our stakeholders,” said Chief Executive Officer Robert S. McAnnally. “Caron has done an incredible job leading our financial organization and is leaving it very well-positioned to move forward. On a personal note, I want to thank Caron for her tireless dedication, sound judgment and steadfast leadership.”

“I am honored to have been part of such a great leadership team and to have had the privilege of working alongside so many wonderful people throughout the company. It’s gratifying to look back at all the significant progress we have made since separation in driving our growth strategy and unlocking shareholder value while keeping a relentless focus on operating safely,” said Lawhorn. “I believe ONE Gas is positioned well with a long runway of growth ahead.”

Sighinolfi will serve as a member of ONE Gas’ executive leadership team and oversee the finance function, including accounting, tax, treasury, financial planning and analysis, investor relations and audit services.

ONE Gas Announces CFO Retirement and Successor

November 2023

“Chris has a deep understanding of the financial environment, our industry and our organization and has played a key role in developing and executing our strategy since joining the company,” said McAnnally. “He has been a key advisor to our finance team and I am confident that his experience and leadership capabilities will help ensure ONE Gas continues to drive improved operating performance and disciplined execution of our growth strategy.”

Sighinolfi joined the Company in 2021 and has been responsible for identifying and evaluating business investment opportunities, including asset acquisitions and divestitures, market development and customer programs and services. He also oversees the company’s investor relations and sustainability efforts. Before joining ONE Gas, he was managing director of U.S. Equity Research for Jefferies Financial Group. He was responsible for coverage of natural gas utilities, midstream companies, independent U.S. refineries and energy Master Limited Partnerships.

He is a CFA Charterholder and holds a bachelor’s degree in philosophy, politics and economics from the University of Pennsylvania, where he graduated with distinction.

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About ONE Gas, Inc.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.